Exhibit 99(a)(2)

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

OF

FS GLOBAL CREDIT OPPORTUNITIES FUND – R

This Certificate of Amendment to Certificate of Trust of FS Global Credit Opportunities Fund – R (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, for the purpose of amending the Certificate of Trust filed with the Office of the Secretary of State of the State of Delaware on January 28, 2013 pursuant to the Delaware Statutory Trust Act (12 Del. C. §§ 3801 et seq.) (the “Act”).

1. Name. The name of the Trust is FS Global Credit Opportunities Fund – R.

2. Amendment. The amendment to the Trust’s Certificate of Trust to be effected by this Certificate of Amendment is:

The name of the Trust is hereby changed from FS Global Credit Opportunities Fund – R to FS Global Credit Opportunities Fund – D.

3. Effective Date. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Amendment as of the 24th day of May, 2013 in accordance with Section 3811(a)(2) of the Act.

/s/ Michael C. Forman

Michael C. Forman, not in his individual

capacity but solely as Trustee

/s/ David J. Adelman

David J. Adelman, not in his individual

capacity but solely as Trustee